EXHIBIT 99.1

Stephen E. Macadam Named to

Veritiv Board of Directors

ATLANTA (February 18, 2020) -- Veritiv Corporation (NYSE: VRTV), a leading North American business-to-business distribution solutions company, announced today the appointment of Stephen E. Macadam to the company’s board of directors.

"I am very pleased to welcome Steve to the Veritiv Board of Directors," said Mary Laschinger, Veritiv’s Chairman and CEO. "His extensive leadership and operations experience growing and transforming businesses in the U.S. and globally will be a strong complement to our current Board and will serve Veritiv well."

Mr. Macadam is the retired Vice Chairman of EnPro Industries, Inc., a niche manufacturer and provider of precision industrial components, solutions, and services. He served as President and Chief Executive Officer of EnPro from April 2008 until July 2019, and as Vice Chairman from July 2019 through February 2020.

Mr. Macadam has more than 30 years of experience advising and leading businesses in the packaging, building materials, pulp and paper, automotive, textile, chemical, banking, and electric utilities industries. Prior to EnPro, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc., a North American building product-distribution business. Prior to that, he was the President and Chief Executive Officer of Consolidated Container Company, LLC, a rigid plastic container manufacturer.

Mr. Macadam previously served with Georgia-Pacific Corp. where he held positions of Executive Vice President, Pulp & Paperboard, and Senior Vice President, Containerboard & Packaging. Mr. Macadam held positions of increasing responsibility with McKinsey and Company for 10 years, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation.

Mr. Macadam currently resides in Atlanta and serves as a director of Valvoline Corporation and Louisiana-Pacific Corporation, and formerly served on the board of directors of EnPro Industries, Inc.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a leading North American business-to-business distributor of packaging, facility solutions, print, and publishing products and services; and also a provider of logistics and supply chain management solutions. Serving customers in a wide range of industries, the Company has approximately 160 operating distribution centers throughout the U.S., Canada and Mexico, and employs approximately 8,400 team members that help shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors:Tom Morabito, 770-391-8451	Media: Kristie Madara, 770-391-8471